Filed Pursuant to Rule 433
                                                         File No.: 333-129159-29

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.

                              THE SERIES 2006-15 CERTIFICATES

                     Initial        Pass-
                    Principal      Through
Class              Balance(1)        Rate    Principal Types        Interest Types              CUSIP
-------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1          $3,150,500,000  6.000%   Senior, Pass-Through    Fixed Rate               94984R AA 1
Class A-PO               $561,046  0.000%   Senior, Ratio Strip     Principal Only           94984R AB 9
Class A-R                    $100  6.000%   Senior, Sequential Pay  Fixed Rate               94984R AC 7
Class B-1             $55,253,000  6.000%   Subordinated            Fixed Rate               94984R AD 5
Class B-2             $17,876,000  6.000%   Subordinated            Fixed Rate               94984R AE 3
Class B-3              $9,750,000  6.000%   Subordinated            Fixed Rate               94984R AF 0
Non-Offered Certificates
Class B-4              $6,501,000  6.000%   Subordinated            Fixed Rate               94984R AG 8
Class B-5              $4,875,000  6.000%   Subordinated            Fixed Rate               94984R AH 6
Class B-6              $4,875,947  6.000%   Subordinated            Fixed Rate               94984R AJ 2


-----------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, to the Class A-R and Class A-1 Certificates.